Exhibit 99.1
Russo Retires from Isabella Bank
Mt. Pleasant, Michigan, November 16, 2015 - Steven D. Pung, President of Isabella Bank, announced today that Richard Russo is retiring as Greenville Division President effective December 4, 2015. Dave Seppala, currently Isabella Bank’s Vice President and Senior Lender in the Greenville Division, will succeed Russo as Division President.
Rich began his banking career in Wisconsin before moving to Michigan 26 years ago. He received his undergraduate degree from Ripon College and his master’s degree from The George Washington University. Rich is also a graduate of the Dale Carnegie Leadership Program and the Graduate School of Banking at the University of Wisconsin-Madison. Throughout his 35 year banking career, Rich has held progressive leadership roles, the last 4 years of which were as president of the Greenville Division of Isabella Bank.
Pung commented, “In addition to serving as the president of our Greenville Division, Rich has also been a member of our strategic planning committee where he has been instrumental in leading our teams to improve customer experience and position our Bank for future success. We have been fortunate to have Rich share his extensive banking background and leadership experience with us.”
In addition to being a banker, Rich is an active volunteer in the community. He currently serves as a director of the Ripon College Alumni Board and the treasurer and director for the Greenville Chamber of Commerce. Rich is a member of the Greenville Rotary and Coalition of Greater Greenville. Throughout his career, he also served many other organizations including the Grand Rapids Kentwood Rotary, Caledonia Kiwanis, and Ionia Community Foundation. Rich and his wife, Kathy of 34 years, live in Grand Rapids and have three grown children. They plan to continue to volunteer in their community, spend more time with family, and travel throughout the U.S. and abroad.
Isabella Bank has 29 locations throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX: ISBA). Isabella Bank Corporation has $2.30 billion in assets under management and more than 400 employees. For the past two years, the Corporation has been recognized on the Detroit Free Press list of “Top 100 Workplaces.” To learn more, visit www.isabellabank.com.

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.